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                                                                     EXHIBIT 7.2

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     The Company completed its acquisition of Cognisoft Corporation (Cognisoft) on January 13, 1997. The accompanying unaudited pro forma consolidated condensed balance sheet of the Company combines the historical consolidated balance sheet of the Company and the balance sheet of Cognisoft as if such transactions had occurred on November 30, 1996.

     The accompanying unaudited pro forma consolidated condensed statement of operations for the fiscal year ended May 31, 1996 combines the historical consolidated statement of operations of the Company and the statement of operations of Cognisoft as if the acquisition had occurred on June 1, 1995. The accompanying unaudited pro forma consolidated condensed statement of operations for the six months ended November 30, 1996 combines the unaudited historical consolidated statement of operations of the Company and the statement of operations of Cognisoft as if the acquisition had occurred on June 1, 1995. The unaudited pro forma consolidated condensed financial statements give effect to the acquisition of Cognisoft using the purchase method of accounting, and reflect the allocation of the purchase price of approximately $10.1 million primarily to purchased in-process research and development which has been expensed at the date of the acquisition.

     The pro forma consolidated condensed financial statements do not purport to represent what the Company's results of operations would have been had the acquisition occurred on the dates indicated or for any future period or date. The pro forma adjustments give effect to available information and assumptions that the Company believes are reasonable. The pro forma consolidated condensed financial statements should be read in conjunction with the Company's historical Consolidated Financial Statements and the financial statements of Cognisoft and the notes thereto included or incorporated elsewhere herein.

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                November 30, 1996
                        (in thousands, except share data)

                                                                                                       Pro Forma      Pro Forma
                                                                          Verity, Inc.   Cognisoft    Adjustment   Consolidated
                                                                          ------------   ---------    ----------   ------------
                     ASSETS
    Current assets:
      Cash and short-term investments ..................................       $27,074        $190      $(10,000)(1)    $17,264
      Accounts receivable ..............................................        12,682          --            --         12,682
      Prepaid and other current assets .................................         1,644          50            --          1,694
                                                                               -------        ----      --------        -------
              Total current assets .....................................        41,400         240       (10,000)        31,640
    Property and equipment, at cost, net of accumulated depreciation
      and amortization .................................................         9,030         238            --          9,268
    Long-term investments ..............................................        12,579          --            --         12,579
    Other assets .......................................................           765          70            --            835
                                                                               -------        ----      --------        -------
              Total assets .............................................       $63,774        $548      $(10,000)       $54,322
                                                                               =======        ====      ========        =======

      LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Current portion of long-term debt and capital lease
        obligations ....................................................       $   460        $109      $     --        $   569
      Trade accounts payable and other accrued liabilities .............         6,462         160            --          6,622
      Deferred revenue .................................................         3,434          --            --          3,434
                                                                               -------        ----      --------        -------
              Total current liabilities ................................        10,356         269            --         10,625
    Long-term debt and capital lease obligations,
      net of current portion ...........................................           401         230            --            631
                                                                               -------        ----      --------        -------
              Total liabilities ........................................        10,757         499            --         11,256
                                                                               -------        ----      --------        -------
    Stockholders' equity ...............................................        53,017          49       (10,000)(1)     43,066
                                                                               -------        ----      --------        -------
              Total liabilities and stockholders' equity ...............       $63,774        $548      $(10,000)       $54,322
                                                                               =======        ====      ========        =======


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       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                             YEAR ENDED MAY 31, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        Pro Forma      Pro Forma
                                                           Verity, Inc.   Cognisoft    Adjustment   Consolidated
                                                           ------------   ---------    ----------   ------------

    Revenues ...........................................       $ 30,718        $ --       $    --       $ 30,718
    Cost of revenues ...................................          4,859          --            --          4,859
                                                               --------        ----       -------       --------
      Gross profit .....................................         25,859          --            --         25,859
                                                               --------        ----       -------       --------
    Operating expenses:
      Research and development .........................          8,488          36            --          8,524
      Acquisition of in-process research
        and development ................................            381          --            --            381
      Marketing and sales ..............................         14,912          28            --         14,940
      General and administrative .......................          3,469           9            --          3,478
                                                               --------        ----       -------       --------
              Total operating expenses .................         27,250          73            --         27,323
                                                               --------        ----       -------       --------
    Loss from operations ...............................         (1,391)        (73)           --         (1,464)
    Other income, net ..................................          1,078           3            --          1,081
                                                               --------        ----       -------       --------
    Net loss ...........................................       $   (313)       $(70)      $    --       $   (383)
                                                               ========        ====       =======       ========
    Net loss ...........................................       $   (313)       $(70)      $    --       $   (383)
    Accretion to redemption value of mandatorily
      redeemable convertible preferred stock ...........           (611)         --            --           (611)
                                                               --------        ----       -------       --------
    Net loss applicable to common stockholders .........       $   (924)       $(70)      $    --       $   (994)
                                                               ========        ====       =======       ========
    Net loss per share .................................       $  (0.12)                                $  (0.13)
                                                               ========                                 ========
    Number of shares used in per share calculation .....          7,829                                    7,829
                                                               ========                                 ========

                  FOR THE SIX MONTHS ENDED NOVEMBER 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   Pro Forma      Pro Forma
                                                      Verity, Inc.   Cognisoft    Adjustment   Consolidated
                                                      ------------   ---------    ----------   ------------

    Revenues .....................................        $ 20,408       $  --         $  --       $ 20,408
    Cost of revenues .............................           3,472          --            --          3,472
                                                          --------       -----         -----       --------
      Gross profit ...............................          16,936          --            --         16,936
                                                          --------       -----         -----       --------
    Operating expenses:
      Research and development ...................           6,789         238            --          7,027
      Marketing and sales ........................           9,988         198            --         10,186
      General and administrative .................           2,352          91            --          2,443
                                                          --------       -----         -----       --------
              Total operating expenses ...........          19,129         527            --         19,656
                                                          --------       -----         -----       --------
    Loss from operations .........................          (2,193)       (527)           --         (2,720)
    Other income, net ............................           1,132          (3)           --          1,129
                                                          --------       -----         -----       --------
    Net loss .....................................        $ (1,061)      $(530)        $  --       $ (1,591)
                                                          ========       =====         =====       ========
    Net loss per share ...........................        $  (0.10)                                $  (0.15)
                                                          ========                                 ========
    Number of shares used in per share
      calculation ................................          10,779                                   10,779
                                                          ========                                 ========

Note to Unaudited Pro Forma Consolidated Condensed Financial Statements

(1) The amount of the purchase price allocated to purchased research and development, which had no alternative future use and relates to products for which technological feasibility had not been established, was expensed at the acquisition date.

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